Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124189, 333-127426, 333-159330, 333-142702, and 333-130277 of Sprint Corporation on Form S-8 of our report dated March 15, 2013, relating to the consolidated financial statements of Starburst II, Inc. and subsidiary as of December 31, 2012 and for the period from October 5, 2012 through December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Merger Agreement entered into among Sprint Nextel Corporation, SoftBank Corp., Starburst I, Inc., Starburst II, Inc., and Starburst III, Inc.) appearing in this Form 8-K/A of Sprint Corporation dated August 6, 2013.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 5, 2013